Exhibit 99.1

PACCAR Inc
Public Affairs Department
P.O. Box 1518
Bellevue, WA 98009
Contact:	Ken Hastings
(425) 468-7530

FOR IMMEDIATE RELEASE

PACCAR Achieves Excellent Quarterly Revenues and Earnings

New Products and Record Aftermarket Sales Drive Results

October 24, 2017, Bellevue, Washington – “PACCAR (Nasdaq:PCAR) reported excellent revenues and net income for the third quarter of 2017,” said Ron Armstrong, chief executive officer. “PACCAR’s third quarter results reflect a strong European truck market, increased PACCAR market share in North America, and record global aftermarket parts results. I am very proud of our 25,000 employees who have delivered industry-leading products and services to our customers.”

Third quarter net sales and financial services revenues were $5.06 billion, compared to $4.25 billion in the third quarter of 2016. PACCAR earned net income of $402.7 million ($1.14 per diluted share) in the third quarter of this year compared to net income of $346.2 million ($.98 per diluted share) in the same period last year.

Net sales and financial services revenues for the first nine months of 2017 were $14.00 billion compared to $12.96 billion last year. PACCAR earned $1.09 billion ($3.08 per diluted share) for the first nine months of 2017. The company reported net income of $232.9 million ($.66 per diluted share) in the first nine months of last year. PACCAR reported adjusted net income (non-GAAP)1 of $1.07 billion ($3.03 per diluted share) in the first nine months of 2016, excluding an $833.0 million non-recurring charge for a European Commission settlement.

Ron Armstrong added, “The company opened the PACCAR Innovation Center in Sunnyvale, California in the third quarter. The Center will coordinate next-generation product development and identify emerging technologies that will benefit future vehicle performance. PACCAR is a technology leader in the commercial vehicle industry and is investing in autonomous driving and truck platooning, truck connectivity, and powertrain electrification. The company continues to introduce industry-leading technologies utilizing big data analytics in our aftermarket parts and financial services businesses for our dealers and customers.”

The PACCAR Innovation Center, Sunnyvale, California

[1]	See attached supplementary information on non-GAAP financial measures.

Financial Highlights – Third Quarter 2017

Highlights of PACCAR’s financial results for the third quarter of 2017 include:

•	Consolidated sales and revenues of $5.06 billion.
•	Net income of $402.7 million.
•	Truck, Parts and Other gross margins of 14.5 percent.
•	Record PACCAR Parts pre-tax income of $152.9 million.
•	Financial Services pre-tax income of $71.2 million.
•	Manufacturing cash and marketable securities of $3.42 billion.
•	Cash generated from operations of $637.3 million.
•	Record Financial Services assets of $13.06 billion.
•	Record stockholders’ equity of $7.94 billion.

Financial Highlights – Nine Months 2017

Highlights of PACCAR’s financial results for the first nine months of 2017 include:

•	Consolidated sales and revenues of $14.00 billion.
•	Net income of $1.09 billion.
•	PACCAR Parts pre-tax income of $457.0 million.
•	Financial Services pre-tax income of $191.5 million.
•	Cash generated from operations of $1.82 billion.
•	Medium-term note issuances of $1.33 billion.
•	Bank credit facilities of $3.0 billion renewed.

Good Global Truck Markets

Class 8 truck industry retail sales for the U.S. and Canada are expected to be in a range of 210,000-220,000 vehicles in 2017. Class 8 truck industry retail sales for the U.S. and Canada are estimated to increase in 2018 to a range of 220,000-250,000 vehicles. Peterbilt and Kenworth achieved strong year-to-date U.S. and Canada Class 8 retail sales market share of 30.1 percent, compared to 27.9 percent in the same period last year. “Our customers are benefiting from the excellent operating efficiency of the industry-leading Peterbilt and Kenworth trucks and PACCAR Powertrain,” said Gary Moore, PACCAR executive vice president.

“Customer demand in Europe has been robust this year due to continued economic growth and the superior operating performance of the new DAF XF, CF and LF trucks,” said Preston Feight, DAF president and PACCAR vice president. “DAF’s Eindhoven, Netherlands factory is producing trucks at record daily build rates.” It is estimated that the European truck industry registrations in the above 16-tonne segment will be in the range of 300,000-310,000 units this year, one of the best markets in history. Registrations are projected to result in another excellent market in 2018 in the range of 280,000-310,000 units.

PACCAR Launches Proprietary 12-Speed Automated Transmission in North America

In August, PACCAR launched the new PACCAR Automated Transmission, the lightest transmission for Class 8 on-highway vehicles. The PACCAR transmission is designed to complement the superior performance of PACCAR MX engines and PACCAR axles. “PACCAR’s transmission reduces vehicle weight by up to 105 lbs., enhances low-speed maneuverability through excellent gear ratio coverage, and contributes to increased customer uptime with its industry-leading 750,000 mile oil change interval,” noted Landon Sproull, PACCAR vice president.

DAF Launches New DAF XF and CF Vocational Trucks and New DAF LF Vehicles

DAF introduced 11 new two-, three- and four-axle DAF XF and CF vocational truck configurations in the third quarter. The new trucks feature enhanced PACCAR MX-13 and MX-11 engines which can deliver up to seven percent greater fuel efficiency. Customers can carry up to 220 lbs. of additional payload due to lighter-weight powertrain components and exhaust systems. The vocational trucks’ chassis have integrated attachment modules to facilitate body installation. An innovative electro-hydraulic steered rear axle is available to maximize maneuverability.

DAF XF and CF Vocational Trucks

DAF also launched new DAF LF vehicles. The new DAF LF includes an optimized powertrain which enhances fuel efficiency by up to six percent. Powertrain options include enhanced PACCAR PX-4, PX-5 and PX-7 engines. A new chassis design enables more efficient body installation. DAF offers the DAF Connect fleet management system on the new LF truck, giving customers real-time information on the performance of vehicles and drivers.

DAF LF Truck

“The new DAF XF, CF and LF trucks deliver outstanding operating efficiency and can be configured by our customers for a myriad of vocational applications,” said Richard Zink, DAF director of marketing and sales.

Kenworth Launches SuperTruck II Program

Kenworth will collaborate with the PACCAR Technical Center and DAF to launch its U.S. Department of Energy (DOE) SuperTruck II program. The goal of the program is to increase Class 8 vehicle fuel efficiency supporting the achievement of greenhouse gas emissions requirements in 2021, 2024 and 2027. The five-year project will utilize the Kenworth T680 with a 76-inch sleeper and the fuel-efficient PACCAR MX-13 engine. Kenworth’s partners include Eaton, the National Renewable Energy Laboratory, Mississippi State University, and AVL. Mike Dozier, PACCAR vice president and Kenworth general manager commented, “This is an exciting project that will produce excellent benefits for PACCAR customers and the environment by delivering greater fuel efficiency and reduced emissions.”

Peterbilt and Cummins announced their partnership in the DOE SuperTruck II program in 2016. Peterbilt and Cummins also partnered in the original SuperTruck program, which culminated in 2013 with the production of the Peterbilt Model 579 SuperTruck. Many of the technologies developed in the original SuperTruck program are available in the fuel-efficient Peterbilt Model 579 EPIQ.

DAF to Participate in U.K. Truck Platooning Trial

DAF will participate in a two-year truck platooning trial in the United Kingdom, beginning in the first quarter of 2018. The trial is organized by the United Kingdom Department for Transport to demonstrate that wirelessly-linked truck combinations, or platoons, can deliver improved efficiency to the transportation industry.

Platooning enables trucks to drive in close formation, leading to lower fuel consumption, reduced CO2 emissions and improved traffic flow. Platooning utilizes advanced driver assistance systems that contribute to increased road safety. “The trials will enrich our understanding and knowledge of how platooning can improve transport efficiency,” said Ron Borsboom, DAF chief engineer.

DAF XF Trucks Operating in a Platoon

PACCAR Parts Achieves Record Quarterly Revenues and Pre-tax Profits

PACCAR Parts achieved record pre-tax profit of $152.9 million in the third quarter of 2017, compared to $138.3 million achieved in the third quarter of 2016. Third quarter 2017 revenues were a record $840.0 million, compared to $764.8 million earned in the third quarter last year. PACCAR Parts achieved pre-tax profit of $457.0 million in the first nine months of 2017, compared to $406.3 million in the first nine months of 2016. PACCAR Parts’ nine-month revenues were $2.45 billion, compared to $2.24 billion for the same period last year.

TRP Store in Birmingham, Alabama

PACCAR Parts’ expanding TRP store network provides high quality aftermarket products and services to owners of all makes of light-, medium- and heavy-duty trucks, trailers, buses and engines. TRP stores are strategically located close to customers in order to provide aftermarket products and technical expertise. The first TRP store opened in Poland in 2013, and there are now TRP stores in 28 countries on six continents. “We are pleased to celebrate the opening of PACCAR’s 100th TRP store. PACCAR Parts’ TRP brand increases the aftermarket parts and service business available to our dealers and is supported by our global distribution network,” said David Danforth, PACCAR vice president and PACCAR Parts general manager. “Up to eighty percent of TRP store sales are to truck customers who have not previously purchased from DAF, Peterbilt and Kenworth dealers.”

Capital Investment and Research and Development

PACCAR’s excellent long-term profits, strong balance sheet and intense focus on quality have enabled the company to invest $6.2 billion in new and expanded facilities, innovative products and new technologies during the past decade. Capital investments of $400-$450 million and research and development expenses of $260-$270 million in 2017 are delivering new vehicles and technologies, enhanced manufacturing and parts distribution facilities and innovative aftermarket support programs.

Capital investments are projected to be $425-$475 million, and research and development expenses are estimated to be $270-$300 million in 2018. “The company is investing for future growth in PACCAR integrated powertrain components, enhanced aerodynamic truck designs, advanced driver assistance and truck connectivity technologies, and expanded manufacturing and parts distribution facilities,” said Harrie Schippers, PACCAR executive vice president and chief financial officer.

DAF Brasil Honored as Truck Brand of the Year

Fenabrave, the Brasilian national dealer association, honored DAF Brasil in August with the “Truck Brand of the Year” award for the second consecutive year. Fenabrave’s members include dealers of all truck manufacturers competing in the Brasil market. “We are proud to earn this honor again from Fenabrave. DAF Brasil produces industry-leading quality trucks and has an outstanding dealer network,” commented Marco Davila, PACCAR vice president. “We look forward to continued growth in Brasil.”

DAF XF Truck in Brasil

Financial Services Companies Achieve Good Results

PACCAR Financial Services (PFS) offers competitive retail financing to Peterbilt, Kenworth and DAF dealers and customers. PFS has a portfolio of 184,000 trucks and trailers, with record total assets of $13.06 billion. PacLease, a major full-service truck leasing company in North America and Europe, with a fleet of 37,000 vehicles, is included in this segment.

PFS achieved good profits during the third quarter and first nine months of 2017 due to excellent portfolio performance. PFS earned $71.2 million in the third quarter this year compared to $71.0 million earned in the same period last year. Third quarter 2017 revenues were $328.2 million compared to $296.2 million in the same quarter of 2016. For the nine-month period, PFS pre-tax income was $191.5 million in 2017 compared to $228.6 million last year. Nine-month revenues were $936.7 million in 2017 compared with $883.0 million for the same period a year ago.

“PFS’ portfolio performed well during the third quarter of 2017,” said Bob Bengston, PACCAR senior vice president. “Industry demand for used trucks in the U.S. increased in the third quarter compared to the second quarter of this year. Kenworth and Peterbilt truck resale values continue to command a 10-20 percent premium over competitors’ trucks.”

PFS provides leading-edge technology solutions, excellent customer service and dedicated support to the transportation industry. “Kenworth, Peterbilt and DAF dealers and customers appreciate the ease of doing business with PFS,” said Todd Hubbard, PACCAR Financial president. PACCAR’s strong balance sheet, complemented by its A+/A1 credit ratings, enables PFS to have excellent access to the commercial paper and medium-term note markets. PFS profitably supports the sale of PACCAR trucks in 24 countries on four continents.

PACCAR is a global technology leader in the design, manufacture and customer support of high-quality light-, medium- and heavy-duty trucks under the Kenworth, Peterbilt and DAF nameplates. PACCAR also designs and manufactures advanced diesel engines, provides financial services and information technology, and distributes truck parts related to its principal business.

PACCAR will hold a conference call with securities analysts to discuss third quarter earnings on October 24, 2017, at 9:00 a.m. Pacific time. Interested parties may listen to the call by selecting “Q3 Earnings Webcast” at PACCAR’s homepage. The Webcast will be available on a recorded basis through October 31, 2017. PACCAR shares are listed on the NASDAQ Global Select Market, symbol PCAR. Its homepage is www.paccar.com.

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from those included in these statements due to a variety of factors. More information about these factors is contained in PACCAR’s filings with the Securities and Exchange Commission.

PACCAR Inc

SUMMARY STATEMENTS OF OPERATIONS

(in millions except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2017	2016	2017	2016
Truck, Parts and Other:
Net sales and revenues	$4,731.5	$3,953.2	$13,065.1	$12,079.6
Cost of sales and revenues	4,046.8	3,371.5	11,184.2	10,274.5
Research and development	67.0	59.2	194.1	179.6
Selling, general and administrative	112.9	105.5	332.0	326.0
European Commission charge				833.0
Interest and other expense, net	3.2	1.6	3.1	4.2

Truck, Parts and Other Income Before Income Taxes	501.6	415.4	1,351.7	462.3

Financial Services:
Revenues	328.2	296.2	936.7	883.0
Interest and other	224.5	194.8	648.5	565.0
Selling, general and administrative	27.8	25.3	79.3	74.9
Provision for losses on receivables	4.7	5.1	17.4	14.5

Financial Services Income Before Income Taxes	71.2	71.0	191.5	228.6
Investment income	9.0	8.5	25.8	20.6

Total Income Before Income Taxes	581.8	494.9	1,569.0	711.5
Income taxes	179.1	148.7	483.0	478.6

Net Income	$402.7	$346.2	$1,086.0	$232.9

Net Income Per Share:
Basic	$1.14	$.99	$3.09	$.66
Diluted	$1.14	$.98	$3.08	$.66

Weighted Average Shares Outstanding:
Basic	351.9	351.0	351.7	351.1
Diluted	352.9	351.8	352.8	351.8

Dividends declared per share	$.25	$.24	$.74	$.72

PACCAR Inc

CONDENSED BALANCE SHEETS

(in millions)

	September 30	December 31
	2017	2016
ASSETS
Truck, Parts and Other:
Cash and marketable debt securities	$3,421.3	$2,922.6
Trade and other receivables, net	1,323.8	862.2
Inventories, net	983.0	727.8
Property, plant and equipment, net	2,389.1	2,260.0
Equipment on operating leases and other, net	1,925.0	1,671.5
Financial Services Assets	13,061.7	12,194.8

	$23,103.9	$20,638.9

LIABILITIES AND STOCKHOLDERS' EQUITY
Truck, Parts and Other:
Accounts payable, deferred revenues and other	$4,884.7	$4,056.2
Financial Services Liabilities	10,283.6	9,805.1
STOCKHOLDERS' EQUITY	7,935.6	6,777.6

	$23,103.9	$20,638.9

Common Shares Outstanding	351.5	350.7

PACCAR Inc

CONDENSED CASH FLOW STATEMENTS

(in millions)

Nine Months Ended September 30	2017	2016
OPERATING ACTIVITIES:
Net income	$1,086.0	$232.9
Depreciation and amortization:
Property, plant and equipment	235.4	230.6
Equipment on operating leases and other	578.9	515.0
Net change in trade receivables, inventory and payables	(73.6)	(50.2)
Net (increase) decrease in wholesale receivables on new trucks	(316.3)	211.8
All other operating activities, net	312.1	350.4

Net Cash Provided by Operating Activities	1,822.5	1,490.5

INVESTING ACTIVITIES:
Payments for property, plant and equipment	(295.9)	(242.0)
Acquisitions of equipment for operating leases	(1,047.8)	(1,202.3)
Net increase in financial services receivables	(118.0)	(168.2)
Net (increase) decrease in marketable debt securities	(34.8)	370.7
Proceeds from asset disposals	357.0	320.4

Net Cash Used in Investing Activities	(1,139.5)	(921.4)

FINANCING ACTIVITIES:
Payments of cash dividends	(470.4)	(745.2)
Purchases of treasury stock		(56.3)
Proceeds from stock compensation transactions	28.2	11.3
Net increase (decrease) in debt	72.9	(41.8)

Net Cash Used in Financing Activities	(369.3)	(832.0)
Effect of exchange rate changes on cash	83.9	34.4

Net Increase (Decrease) in Cash and Cash Equivalents	397.6	(228.5)
Cash and cash equivalents at beginning of period	1,915.7	2,016.4

Cash and cash equivalents at end of period	$2,313.3	$1,787.9

PACCAR Inc

SEGMENT AND OTHER INFORMATION

(in millions)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2017	2016	2017	2016
Sales and Revenues:
Truck	$3,867.4	$3,170.7	$10,551.1	$9,782.4
Parts	840.0	764.8	2,449.8	2,240.7
Financial Services	328.2	296.2	936.7	883.0
Other	24.1	17.7	64.2	56.5

	$5,059.7	$4,249.4	$14,001.8	$12,962.6

Pretax Profit:
Truck	$357.4	$284.9	$922.8	$918.4
Parts	152.9	138.3	457.0	406.3
Financial Services	71.2	71.0	191.5	228.6
European Commission Charge				(833.0)
Investment Income and Other	.3	.7	(2.3)	(8.8)

	$581.8	$494.9	$1,569.0	$711.5

GEOGRAPHIC REVENUE

(in millions)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2017	2016	2017	2016
United States and Canada	$3,205.7	$2,595.8	$8,652.8	$7,868.3
Europe	1,236.7	1,098.6	3,693.6	3,601.3
Other	617.3	555.0	1,655.4	1,493.0

	$5,059.7	$4,249.4	$14,001.8	$12,962.6

NEW TRUCK DELIVERIES

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2017	2016	2017	2016
United States and Canada	23,300	18,800	61,500	57,100
Europe	12,400	11,600	40,500	38,200
Other	4,500	4,500	12,600	11,700

	40,200	34,900	114,600	107,000

PACCAR Inc

SUPPLEMENTARY INFORMATION

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES

This earnings release includes “adjusted net income (non-GAAP)” and “adjusted net income per diluted share (non-GAAP)”, which are financial measures that are not in accordance with U.S. generally accepted accounting principles (“GAAP”), since they exclude the non-recurring European Commission charge in 2016. These measures differ from the most directly comparable measures calculated in accordance with GAAP and may not be comparable to similarly titled non-GAAP financial measures used by other companies.

Management utilizes these non-GAAP measures to evaluate the Company’s performance and believes these measures allow investors and management to evaluate operating trends by excluding a significant non-recurring charge that is not representative of underlying operating trends.

Reconciliations from the most directly comparable GAAP measures of adjusted net income (non-GAAP) and adjusted net income per diluted share (non-GAAP) are as follows:

Nine Months Ended
(in millions)	September 30, 2016
Net Income	$232.9
Non-recurring European Commission Charge	833.0
Adjusted Net Income (Non-GAAP)	$1,065.9

Per Diluted Share:
Net Income	$.66
Non-recurring European Commission Charge	2.37
Adjusted Net Income (Non-GAAP)	$3.03